UMB Individual Retirement Trust Account
  (Under Section 408(a) of the Internal Revenue Code)


This Agreement is made between the United Missouri
Bank, n.a., as trustee (hereinafter referred to as "Trustee") and the individual (hereinafter referred to as "Grantor") who signs the attached Adoption
Agreement. If the Grantor has previously adopted this Individual Retirement Trust Account ("IRA") in any earlier form, by signature to the Adoption Agreement he or she adopts the amended IRA in the form as hereby restated.

The Grantor is establishing (or adopting an amendment to) an individual retirement account (under section
408(a) of the Internal Revenue Code) to provide for his or her retirement and for the support of his or her beneficiaries after death. The Trustee has given the Grantor the disclosure statement required under the Income Tax Regulations under section 408(i) of the Code. Unless the attached Adoption Agreement is signed by Grantor to adopt this amended and restated IRA, Grantor has made an initial cash contribution to the IRA concurrently with the execution of the Adoption
Agreement. The Grantor and Trustee make the following agreement:

                       ARTICLE I

1.   The Trustee may accept additional cash
contributions on behalf of the Grantor for a tax year of the Grantor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992),
403(a)(4), 403(b)(8), or 408(d)(3) of the Code or an
employer contribution to a Simplified Employee Pension plan as described in section 408(k). Rollover contributions before January 1, 1993, include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7),
403(a)(4), 403(b)(8), or 408(d)(3) of the Code or an
employer contribution to a Simplified Employee Pension plan as described in section 408(k).

                      ARTICLE II

The Grantor's interest in the balance of the trust account is nonforfeitable.

                      ARTICLE III

1. No part of the trust funds may be invested in life insurance contracts; nor may the assets of the trust account be commingled with other property except in a common trust fund or a common investment fund (within the meaning of section 408(a)(5) of the Code).

2. No part of the trust funds may be invested in collectibles (within the meaning of section 408(m) of the Code), except as otherwise permitted by section
408(m)(3) which provides an exception for certain gold and silver coins issued under the laws of any state.

                      ARTICLE IV

1. Not withstanding any provision of this agreement to the contrary, the distribution of the Grantor's interest in the trust account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed
Regulations section 1.408-8, including the incidental death benefit provisions of Proposed Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Grantor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Grantor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Grantor's entire interest in the trust account must be or begin to be, distributed by the Grantor's required beginning date, the April 1 following the calendar year in which the Grantor reaches age 70 1/2.
By that date, the Grantor may elect, in a manner acceptable to the Trustee, to have the balance in the trust account distributed in :

     (a)  A single sum payment.
(b) An annuity contract that provides equal or substantially equal monthly, quarterly or annual payments over the life of the Grantor.
(c) An annuity contract that provides equal or substantially equal monthly, quarterly or annual payments over the joint and last survivor lives of the Grantor and his or her designated beneficiary.
(d) Equal or substantially equal annual payments over a specified period that may not be longer than the Grantor's life expectancy.
     (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Grantor and his or her designated beneficiary.

4. If the Grantor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

     (a) If the Grantor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.
(b) If the Grantor dies before distribution or his or her interest has begin, the entire remaining interest will, at the election of the Grantor, or if the Grantor has not so elected, at the election of the beneficiary or beneficiaries, either
          i) Be distributed by December 31 of the year containing the fifth anniversary of the Grantor's death, or
ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Grantor's death. If, however, the beneficiary is the Grantor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Grantor would have turned age 70 1/2.
     (c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Grantor's required beginning date, even though payments may actually have been made before the date.
     (d) If the Grantor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment of each year, divide the Grantor's entire interest in the trust as of the close of business on December 31 of the preceding year by the life expectancy of the Grantor (or the joint life and last survivor expectancy of the Grantor and Grantor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph
(3), determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Grantor and designated beneficiary as of their birthdays in the year the Grantor reaches age 70
1/2. In the case of distribution in accordance with paragraph (4)(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternate method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement of another.

                       ARTICLE V

1. The Grantor agrees to provide the Trustee with information necessary for the Trustee to prepare any reports required under section 408(i) of the Code and Regulations sections 1.408-5 and 1.408-6.

2. The Trustee agrees to submit reports to the Internal Revenue Service and the Grantor as prescribed by the Internal Revenue Service.

                      ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with
Section 408(a) of the Code and related regulations will be invalid.

                      ARTICLE VII

This agreement will be amended, from time to time, to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

                     ARTICLE VIII
           SECTION 1 - INVESTMENT OF ACCOUNT

1. The Grantor has the sole authority and discretion, fully and completely, to select and to direct the investment of all assets in the trust account. The
Grantor accepts full and sole responsibility for the success or failure of any selection he or she makes.
The Grantor accepts full responsibility to vote all certificates of stock held hereunder and to vote special or general proxies. The Trustee shall not be liable for the acts or omissions of the Grantor or have any responsibility or any liability for any loss of income or of capital, or for any unusual expense which the Trustee may incur, relating to any investment or to the sale or exchange of any asset which the Grantor directs the Trustee to make.

2. If the Grantor's initial contribution to the trust is in the form of cash, the Trustee may invest the contribution in its own bank savings account or other fixed income investment medium of its discretionary selection, pending further investment unless the Trustee has received other instructions from the Grantor. If the initial contribution is in the form of assets in kind, the Trustee shall retain the assets pending instructions from the Grantor.

3. Subject to the right and duty of the Grantor to direct the investments of his or her trust account, the Trustee shall have full authority and power:

     (a) To invest and reinvest the trust account in such evidences of indebtedness, evidences of ownership, securities, other personal property and real property as the Grantor shall in his or her absolute discretion select including, but not by way of limitation, beneficial interests in mutual investment funds, without regard to any of the restrictions of the law of any jurisdiction applicable to investment of fiduciaries, provided that the Trustee shall not invest any part of the trust account in units of its common trust funds, nor engage in any transaction of the nature described and prohibited by paragraph 5 hereof.
(b) To maintain such part of the trust account in cash and unproductive of income as may be deemed advisable or expedient (with no requirement to pay interest on such cash balances nor on cash in its hands pending investment); and to invest all or part of the assets of the trust account in deposits in its own banking department, or in any other bank or similar financial institution supervised by the United States or any State, provided that such deposits bear a reasonable rate of interest;
(c) To sell, assign, exchange, convey or otherwise transfer, lease, mortgage or otherwise encumber, improve, abandon, alter, or raze any part or all of the securities or other property of the trust account upon such terms and conditions as the Grantor shall deem to be in the best interest or advantage of the trust account, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or inquire into the validity, expediency, or propriety of any such transaction;
(d)  To exercise any conversion privilege or
subscription right available in connection with any securities or property of the trust account, and to consent to, and participate in, the reorganization, consolidation, merger or readjustment of the finances of any corporation, company, association, partnership, or other issuer of any of the securities which may be held hereunder, and to exercise any option or options and make any agreement or subscription and pay expenses, assessments or subscriptions in connection therewith;
(e) To sue or defend any suit or legal proceeding by or against the trust account and to compromise, settle, submit to arbitration, or adjust any suit or legal proceeding, claim, debt, damage, or undertaking due or owing from or to the trust account but the Trustee shall not be obligated to take any action which would subject it to expense or liability unless it be first indemnified in an amount and manner satisfactory to it or be furnished with funds sufficient, in its sole judgment, to cover the same;
(f) To acquire and hold any securities or other property of the trust account without disclosing its fiduciary capacity, or in the name of any other person, with or without a power of attorney for transfer thereto attached;
(g) To employ attorneys, accountants, and others as it may deem advisable for the best interest of the Trust
Account, and to pay their reasonable expenses and compensation out of the trust account;
(h) To make, execute and deliver, as Trustee, any and all instruments in writing necessary or proper for the effective exercise of any of the Trustee's powers as stated herein or otherwise necessary to accomplish the purpose of the trust account;
(i) To borrow money from the others, upon such terms and conditions as it may deem to be for the advantage or in the best interest of the trust account, and for the sum or sums so borrowed or advanced to issue its promissory note as Trustee and to secure the repayment thereof by the pledging of any securities or other property of the trust account, and to pay interest at a reasonable rate on any moneys borrowed from others or advanced by it for the benefit of the trust account;
and
(j) To determine what is principal and what is income of the trust account and to allocate or apportion receipts, gains, losses, and expenses as between principal and income;
     (k) To sell options to purchase any security held in the trust account, to purchase options to buy any security ("call options"), and to purchase the right to sell any security, whether or not held in the trust account ("put options"), provided, however, that the authority and power granted hereunder shall not be construed to include the power to sell to another the right to sell to the trust any security.

4. The following shall constitute charges upon the trust account and shall be paid by the Trustee out of the trust account unless, and to the extent, paid by the Grantor:

     (a) All taxes of whatever kind or character that may be imposed, levied or assessed under existing or future laws upon or in respect of the trust account, or upon the Trustee in its capacity as such, or upon the assets or income of the trust account;
(b) All expenses incurred by the Trustee in the performance of its duties hereunder, including the fees of attorneys, accountants and other persons engaged by the Trustee for services in connection with the trust account; and
     (c) The fees and other compensation of the Trustee for its services hereunder, in the amounts agreed upon from time to time by the Grantor and Trustee.

5. The Grantor shall not borrow any money from the trust account nor pledge any part thereof as security for a loan. Furthermore, neither the Grantor nor the Trustee shall engage, either directly or indirectly, in any of the following transactions:

     (a) The sale or exchange, or leasing, of any property between the trust account and a Disqualified Person;
(b) The lending of money or other extension of credit between the trust account and a Disqualified Person;
(c) The furnishings of goods, services or facilities between the trust account and a Disqualified Person;
(d) The transfer to, or use by or for the benefit of, a Disqualified Person of the income or assets of the Trust Account;
(e) An act by a Disqualified Person who is a fiduciary whereby he deals with the income or assets of the trust account in his own interest or for his own account; or
     (f) Receipt of any consideration for his own personal account by any Disqualified Person who is a fiduciary from any party dealing with the trust account in connection with a transaction involving the income or assets of the trust account.

For purposes of this paragraph, "Disqualified Person" shall have the meaning ascribed to that term under section 4975(e)(2) of the Code.

         SECTION 2 - BENEFICIARY DESIGNATIONS

1. At any time and from time to time the Grantor shall have the right to designate one or more beneficiaries to whom distribution of his or her trust account, or the previously undistributed portion thereof, shall be made in the event of his or her death prior to the complete distribution of his or her trust account. This right shall extend to Grantor's surviving spouse in the event he or she dies while receiving distributions under the provisions of Section
3(e) or 4(b) of Article IV. Any such beneficiary designation shall be deemed legally valid only when submitted fully complete, duly executed, and on a form provided by or acceptable to the Trustee. Subject to the foregoing sentence, any such beneficiary designation shall be effective upon receipt by the Trustee. Any such beneficiary designation may be revoked by the Grantor at any time, and shall be automatically revoked upon receipt by the Trustee of a subsequent beneficiary designation or beneficiary designations in valid form bearing a later execution date.

2. In the absence of a valid beneficiary designation on file with the Trustee at the time of the Grantor's death, the Trustee shall, upon receipt of notice of the death of the Grantor supported by a certified copy of the death certificate or other appropriate evidence of the fact of death satisfactory to the Trustee, make distribution of the Grantor's trust account to the beneficiary or beneficiaries of the Grantor in the following order of preference:

     (a) To the Grantor's legal spouse; but if no such legal spouse shall survive the Grantor, then to
(b) The surviving natural and adoptive children of the Grantor in equal shares per capita and not per stirpes;
but if there shall be no such surviving child or children, then to
     (c) The personal representative of the Grantor, provided, however, that the Trustee shall have no duty, obligation or responsibility to make any inquiry or conduct any investigation concerning the identification, address, or legal status of any individual or individuals alleging the status of beneficiary (designated or otherwise) nor to make inquiry or investigation concerning the possible existence of any beneficiary not reported to the Trustee within a reasonable period after the notification of the Grantor's death (or that of his or her surviving spouse) and previous to the distribution of the trust account. The Trustee may conclusively rely upon the veracity and accuracy of all matters reported to it by any source ordinarily presumed to be knowledgeable respecting the matters so reported. With respect to any distribution made by reason of the death of the Grantor (or his or her surviving spouse) the Trustee shall have no higher duty than the exercise of good faith, shall incur no liability by reason of any action taken in reliance upon erroneous, inaccurate or fraudulent information reported by any source assumed to be reliable, or by reason of incomplete information in its possession at the time of such distribution. Upon full and complete distribution of the trust account pursuant to the provisions of this Section, the Trustee shall be fully and forever discharged from all liability respecting such trust account.

3. Any distribution pursuant to the provisions of this Section may be made in cash or in kind or partly in both, at the sole discretion of the Trustee, and shall be made within thirty days following receipt by the Trustee of information deemed by it sufficient upon which to base such distribution; provided, however, that the Trustee shall incur no liability respecting fluctuations in the value of the trust account in the event of a delay occasioned by Trustee's good faith decision to await additional evidence or information bearing on the beneficiary or beneficiaries.

4. Whenever any distribution hereunder is payable to a minor or to a person known by the Trustee to be under a legal disability, the Trustee in its absolute discretion may make all or any part of such distribution to (a) a legal guardian or conservator for such person, (b) a custodian under the Uniform
Transfers to Minors Act, (c) a parent of such person, or (d) such person directly.

5. Anything to the contrary herein notwithstanding, in the event of reasonable doubt respecting the proper course of action to be taken, the Trustee may in its sole and absolute discretion resolve such doubt by judicial determination which shall be binding on all parties claiming any interest in the trust account. In such event all court costs, legal expenses, reasonable compensation for the time expended by the Trustee in the performance of its duties, and other appropriate and pertinent expenses and costs, shall be collected by the Trustee from the trust account.

               SECTION 3 - MISCELLANEOUS

1. The Trustee may make further amendments to this Agreement, in order to make said Agreement acceptable in form to the Secretary of the Treasury and the Secretary of Labor, or for any other purpose. Any such amendments shall be effective without the signature of the Grantor to a new Adoption Agreement and shall, if for the purpose of initially qualifying the trust account pursuant to the Code, be retroactively effective to the date of the captioned Agreement. The
Trustee will mail a copy of any such amendment to the Grantor.

2. The Trustee shall deliver, or cause to be executed and delivered to the Grantor all proxies, prospectuses and notices pertaining to securities held in the Account. The Trustee shall not vote any such securities except pursuant to written instructions from the Grantor. Any notice sent from the Trustee to the Grantor shall be effective, if sent by mail to the Grantor's last address of record.

3. The Trustee, within thirty days after the close of each calendar year, shall provide the Grantor a record of activity in the trust account during such year, including the date and the dollar amount of contributions, any earnings on such contributions, the date and dollar amount of any distributions, a beginning balance and an ending balance. The Trustee may meet its recordkeeping and reporting requirements by adopting the records of any investment facility permitted by this Agreement, and it may delegate ministerial duties of keeping such records to such facilities or their managers.

4. Confirmation of transactions and records or statements of activity in the Grantor's account shall be conclusive if Grantor does not object within ten days of mailing to Grantor. In such case, the Trustee and its officers and employees shall be forever released and discharged from any liability with respect to any claim arising out of any action or omission reflected on such confirmation or record.

5. The Grantor shall have the sole power, right and duty to direct the Trustee from time to time with respect to the investment and reinvestment of the assets of the trust account. The Trustee shall comply promptly with all such directions, providing such directions are clearly stated in writing executed by the Grantor, and in form acceptable to the Trustee.
The Trustee shall have neither the right nor duty to inquire into the propriety of any such direction nor into its effect upon the trust account or the beneficiary or beneficiaries thereof, nor to apply to a court for instructions notwithstanding the fact that the Trustee has, or with reasonable inquiry should have, actual or constructive notice that any action taken or omitted pursuant to, or as a result of, the exercise of such directive power constitutes, or may constitute, a breach of terms of the trust account or a violation of any law applicable to the investment of the funds held hereunder. Any such direction so given the Trustee shall be deemed to be continuing until revoked or modified by a subsequent direction in writing, notwithstanding the occurrence of any event or other development of which the Trustee has or should have knowledge. The Trustee shall not be liable or responsible for any loss resulting to the trust account or to any present or future beneficiary thereof by reason of:

     (a) Any sale or investment made or other action taken pursuant to and in accordance with the direction of Grantor; or
     (b) The retention of any asset, including cash, the acquisition or retention of which has been directed by the Grantor.

6. The Trustee does not guarantee the trust account from loss or depreciation. The liability of the Trustee to make any payment from the trust account at any time is limited to the then available assets of the trust account.

7. This Agreement shall be binding upon all persons entitled to benefits under the trust account, their respective heirs and legal representatives, and upon the Trustee and its successors.

8. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Agreement dictates, the plural shall be read as the singular and the singular as the plural.

9. As the context requires, the term "Grantor" shall be deemed to include any beneficiary of this Account following the death of the Grantor.

10. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Missouri except to the extent Federal statutes supersede Missouri law.
To the extent permitted by law, none of the creditors of Grantor or any beneficiary shall have any power to execute any levy, lien, assignment, garnishment, alienation, attachment or other voluntary or involuntary transfer on any of the assets of the IRA;
and all sums payable to Grantor or any beneficiary shall be free and clear of all liabilities for debts, levies, attachments and proceedings of any kind, at law or in equity.

11. The Trustee shall receive reasonable annual compensation as may be agreed upon from time to time between the Grantor and Trustee. The Trustee shall pay all expenses reasonably incurred by it in its administration from the trust account unless the Grantor pays the expenses.

12. The Trustee may resign at any time for any reason, including but not limited to the determination in the Trustee's sole discretion that the account cannot be managed on a profitable basis, upon thirty days' notice in writing to the Grantor and may be removed by the Grantor at any time upon thirty days' notice in writing to the Trustee. Upon such resignation or removal, the Grantor shall appoint a successor Trustee, which successor shall be a bank or other qualified person as required by the Internal Revenue Code so as to permit the trust account to continue as qualified under the Internal Revenue Code. Upon receipt by the Trustee of written acceptance of such appointment by the successor
Trustee, the Trustee shall transfer and pay over to such successor Trustee the assets of the trust account and all records pertaining thereto. The Trustee is authorized, however, to retain from the assets of the trust account such amounts as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the trust account or on or against the Trustee, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor
Trustee. The successor Trustee shall hold the assets paid over to it under terms similar to those of this Agreement that qualify under the Internal Revenue Code.
If, within thirty days after the Trustee's resignation or removal, the Grantor has not appointed a successor
Trustee, which has accepted such appointment, the Trustee may pay the Grantor's interest to the Grantor.

13. The Trustee shall not be responsible for determining the permissible amount of contributions to the Account, or for the amount or timing of distributions from the Account, or for any other actions taken at the request of the Grantor. The
Grantor shall indemnify and hold the Trustee harmless from any and all liability, claims and expenses arising from any actions taken at the Grantor's request or in connection with this Agreement, except for any liability, claims or expenses caused by the negligence of the Trustee.